Exhibit 99.1

CONTACT:

Tom Steinbauer
Senior Vice President of Finance, Chief Financial Officer
Ameristar Casinos, Inc.
(702) 567-7000

AMERISTAR CASINOS REPORTS RECORD FIRST QUARTER FINANCIAL
RESULTS AND CONTINUED GROWTH IN ALL KEY PERFORMANCE MEASURES

Las Vegas, Nevada, May 4, 2005–Ameristar Casinos, Inc. (Nasdaq-NMS: ASCA) today announced 2005 first quarter financial results, which set all-time records for consolidated net revenues, operating income, EBITDA, net income and earnings per share.

Financial Highlights

•	First quarter consolidated net revenues of $240.1 million, representing an increase of $25.7 million, or 12.0%, over the first quarter of 2004.

•	First quarter consolidated operating income of $46.3 million, an increase of $4.1 million, or 9.8%, from the prior-year first quarter.

•	First quarter consolidated EBITDA (a non-GAAP financial measure that is defined and reconciled with operating income below) of $67.1 million, representing an increase of $7.6 million, or 12.8%, over the first quarter of 2004.

AMERISTAR FINANCIAL RESULTS
ADD ONE

•	First quarter consolidated net income of $19.2 million, up $3.3 million, or 20.9%, from the first quarter of 2004.

•	First quarter diluted earnings per share of $0.68, compared to $0.58 for the first quarter of 2004. Analysts’ latest consensus estimate for the first quarter, as reported by Thomson First Call, was $0.62. Our previously issued earnings guidance for the first quarter of 2005 indicated a range of $0.58 to $0.63 per share.

•	On February 8, 2005, our Board of Directors increased the amount of our quarterly cash dividend by 25.0%, to $0.15625 per share. We paid the first quarter’s dividend on March 15, 2005 to shareholders of record as of March 1, 2005.

•	On April 29, 2005, our Board of Directors declared a 2-for-1 split of our common stock, effective at the close of business on June 6, 2005. The share and per-share information in this press release does not give effect to the stock split.

•	We improved our total debt leverage ratio (as defined in our senior credit agreement) from 3.27:1 at March 31, 2004 to 3.18:1 at March 31, 2005, notwithstanding a $63.3 million increase in total debt from March 31, 2004 to March 31, 2005.

•	During the first quarter of 2005, Standard & Poor’s upgraded the Company’s credit rating to “BB,” citing our reduced leverage and increased free cash flow.

AMERISTAR FINANCIAL RESULTS
ADD TWO

•	We were the leader in market share (based on gross gaming revenues) in our St. Charles, Kansas City, Council Bluffs, Vicksburg and Jackpot markets during the first quarter of 2005, while reducing our consolidated promotional allowances as a percentage of casino revenues by 1.4 percentage points from the first quarter of 2004 to the same period in 2005.

Craig H. Neilsen, Chairman and CEO, stated: “Our record first quarter financial results are a testament to the strength of Ameristar’s brand. We continued to improve upon the financial successes of prior years by setting new records for net revenues, operating income, EBITDA, net income and earnings per share. Our St. Charles property broke the all-time monthly Missouri gaming revenue record in March 2005, further evidencing the success of the Company’s operating strategies. Additionally, with the continued improvement in our operating results, our Board declared a 25% increase in our cash dividend that reflects our commitment to increasing our return to shareholders. We are pleased to report the Mountain High acquisition is already providing a positive contribution to our financial results and we expect to see further growth as we complete our planned major capital improvement projects at the property.”

Financial Results

     Net Revenues

     Consolidated net revenues for the first quarter of 2005 were $240.1 million, an increase of 12.0% compared to the first quarter of 2004. All of our properties improved in net revenues, with increases of 9.5% at Ameristar Council Bluffs, 8.5% at Ameristar Kansas City, 3.4% at the Jackpot Properties, 3.1% at Ameristar Vicksburg and 1.7% at

AMERISTAR FINANCIAL RESULTS
ADD THREE

Ameristar St. Charles. Mountain High contributed $14.2 million in net revenues during its first full quarter since being acquired in December 2004.

     For the quarter, Ameristar Kansas City and Ameristar Council Bluffs improved their market leadership positions to 35.8% and 42.6%, respectively, with increases of 1.7 and 0.8 percentage points, respectively, over the prior-year first quarter. Ameristar Vicksburg’s long-time market leadership position was relatively unchanged at 45.9%. Ameristar St. Charles recaptured the market share leadership position with 31.6% of the market, despite a 1.5 percentage point decrease from the first quarter of 2004 and a major facility expansion at the property’s primary competitor that was completed in the third quarter of 2004. Ameristar St. Charles has led the St. Louis market for 8 of the last 10 quarters.

     Led by a $26.7 million (14.4%) increase in slot revenues, consolidated casino revenues for the first quarter of 2005 increased $27.1 million, or 12.6%, from the first quarter of 2004. We believe that the growth in slot revenues has been driven by our complete implementation of coinless slot technology at our Ameristar-branded properties and our successful slot mix strategy, which includes the continued installation of popular new-generation, lower-denomination slot machines. Additionally, Mountain High contributed $13.9 million to slot revenues during the first quarter of 2005. We further believe casino revenues increased in part as a result of our continued successful implementation of our targeted marketing programs, as evidenced by a 7.1% increase in rated play at our Ameristar-branded properties from the first quarter of 2004.

AMERISTAR FINANCIAL RESULTS
ADD FOUR

     Room revenues decreased 9.2%, from $6.3 million in the first quarter of 2004 to $5.7 million in 2005. The $0.6 million decrease was primarily due to reduced room capacity as a result of the continuing renovation of the hotel rooms at Ameristar Council Bluffs and Ameristar Kansas City, which are expected to be completed in the second quarter and third quarter of 2005, respectively.

     Operating Income and EBITDA

     In the first quarter of 2005, consolidated operating income increased $4.1 million, or 9.8%, to $46.3 million. Consolidated operating income margin decreased 0.4 percentage point from the prior-year first quarter, to 19.3%. The decrease was driven in part by a 3.0 percentage point decline at Ameristar St. Charles, which was partially offset by operating income margin increases at Ameristar Kansas City, Ameristar Vicksburg and the Jackpot Properties of 4.7, 1.0, and 6.4 percentage points, respectively. Consolidated EBITDA increased 12.8% to $67.1 million compared to the first quarter of 2004. Additionally, consolidated EBITDA margin in the first quarter of 2005 increased from 27.7% to 27.9%, driven by improvements at Ameristar Kansas City, Ameristar Vicksburg and the Jackpot Properties of 4.9, 1.3 and 8.0 percentage points, respectively, from the prior-year first quarter. The growth in EBITDA margins at these properties was partially offset by a 2.0 percentage point decline year-over-year at Ameristar St. Charles. The growth in operating income, EBITDA and the related margins at Ameristar Kansas City, Ameristar Vicksburg and the Jackpot Properties was principally driven by the increase in revenues noted above and the continued concentration on cost-containment initiatives.

AMERISTAR FINANCIAL RESULTS
ADD FIVE

     Operating income, EBITDA and the related margins at Ameristar St. Charles were negatively impacted by higher employee benefit costs and a more competitive market environment that has resulted in increased promotional expenses. Additionally, operating income and the associated margin were negatively affected by an increase in depreciation expense resulting mostly from our recent slot product acquisitions.

     Ameristar Council Bluffs increased first quarter operating income by $1.1 million, or 9.4%, and first quarter EBITDA by $1.4 million, or 9.6%, compared to the prior-year period. This property’s operating income and EBITDA benefited from construction disruption and a reduced number of available slot machines at the competing racetrack casino. The improvements in operating income and EBITDA occurred despite a 2.0% increase in the Iowa tax rate on gaming revenues of riverboat casinos, which became effective July 1, 2004.

     Mountain High provided $2.3 million of operating income in the first quarter of 2005. Additionally, Mountain High favorably impacted first quarter 2005 EBITDA by $3.6 million.

     Operating income, EBITDA and the related margins were negatively affected by a $2.8 million increase in corporate expense in the first quarter of 2005, compared to the same quarter of 2004. The increase was primarily the result of higher employee compensation, employee benefits and professional fees and related costs associated with our expanded development activities. Development-related costs totaled $2.0 million for the quarter ended March 31, 2005, a $1.4 million increase over the same period in 2004. The increase was mostly attributable to costs incurred in connection

AMERISTAR FINANCIAL RESULTS
ADD SIX

with the pursuit of development opportunities in the United Kingdom and costs associated with acquiring a potential gaming site in Philadelphia and performing due diligence on a potential acquisition that management elected not to pursue.

     Depreciation and amortization expense increased to $20.8 million in the first quarter of 2005 from $17.3 million in the first quarter of 2004, primarily due to the increase in our depreciable assets resulting from the continued purchase of new-generation, lower-denomination slot product and $1.4 million in additional depreciation expense relating to Mountain High.

     Net Income and Diluted Earnings Per Share

     For the first quarter of 2005, net income increased 20.9% to $19.2 million, from $15.9 million for the first quarter of 2004. Diluted earnings per share were $0.68 in the quarter ended March 31, 2005, compared to $0.58 in the corresponding prior-year quarter. Average diluted shares outstanding increased by 0.9 million over the prior-year quarter, in large part due to the substantial increase in our stock price that resulted in increased dilution from in-the-money stock options, adversely affecting diluted earnings per share by $0.02. Interest expense for the 2005 first quarter was $15.3 million, down $0.2 million from the first quarter of 2004. An increase in our average long-term debt level resulting from the $115.0 million borrowed in December 2004 to acquire Mountain High was more than offset by the termination of our interest rate swap agreement on March 31, 2004 and an increase in capitalized interest. Other non-operating expenses included a $0.7 million loss on disposal of assets at our Kansas City property during the

AMERISTAR FINANCIAL RESULTS
ADD SEVEN

first quarter of 2005. For the quarter ended March 31, 2004, we incurred a $0.2 million loss on early retirement of debt.

     Our effective income tax rate for the quarter ended March 31, 2005 decreased to 36.9% from 40.0% for the quarter ended March 31, 2004, due primarily to a decrease in our effective state income tax rate.

Liquidity and Capital Resources

     Our financial position remains strong, with approximately $100.9 million of cash and cash equivalents and $69.3 million of available borrowing capacity under our senior credit facilities as of March 31, 2005. During the first quarter of 2005, we decreased our long-term debt by approximately $2.2 million from December 31, 2004, due primarily to a $1.0 million prepayment of debt related to the Jackpot Properties and $1.0 million in scheduled debt service payments under our senior credit facilities. At March 31, 2005, our total debt was $764.3 million, representing an increase of $63.3 million from March 31, 2004.

     Capital expenditures for the 2005 first quarter totaled $33.7 million, which included the continued acquisition of new-generation, lower-denomination slot machines, the ongoing hotel room renovations at our Council Bluffs and Kansas City properties, the capital improvement projects underway at Mountain High and the implementation of information technology solutions to enhance our operating capabilities.

     We are currently seeking local government approvals to expand the scope of the Mountain High hotel construction project by increasing the number of rooms to be built from 300 to 400.

AMERISTAR FINANCIAL RESULTS
ADD EIGHT

We believe that the additional rooms will further improve the property’s competitive position upon the completion of our planned improvements. After giving effect to the anticipated increase in the scope of the hotel project, we now expect to incur approximately $160.0 million in total capital improvements at our Mountain High property.

Outlook

     Based on our preliminary results of operations in April 2005 and our outlook for the remainder of the quarter, we currently estimate operating income of $41 million to $43 million, EBITDA of $62 million to $64 million (given anticipated depreciation expense of $21 million), interest expense of $16 million and diluted earnings per share of $0.55 to $0.59 for the second quarter of 2005.

     Gaming regulatory authorities in Colorado, Iowa, Mississippi and Missouri currently publish, on a monthly basis, gross gaming revenue, market share and other financial information with respect to the gaming facilities, including Ameristar’s, that operate within their respective jurisdictions. Because various factors in addition to our gross gaming revenue (including changes in operating costs, promotional allowances and other expenses) influence our operating income, EBITDA and diluted earnings per share, such reported information, as it relates to Ameristar, may not be indicative of the results of our operations for such periods or for future periods.

Conference Call

     We will hold a conference call to discuss our first quarter results and guidance for the second quarter at 5:00 p.m. Eastern Time on May 4, 2005. The call can be

AMERISTAR FINANCIAL RESULTS
ADD NINE

accessed live by calling (800) 967-7135. It can be replayed until May 10, 2005 at 12:00 a.m. Eastern Time by calling (888) 203-1112 and using the access code number 6846148. Interested parties wanting to listen to the live conference call on the Internet may do so on our web site – www.ameristar.com – in About Ameristar/Investor Relations under the Quarterly Results Conference Calls section.

Forward-Looking Information

     This press release contains certain forward-looking information that generally can be identified by the context of the statement or the use of forward-looking terminology, such as “believes,” “estimates,” “anticipates,” “intends,” “expects,” “plans,” “is confident that” or words of similar meaning, with reference to Ameristar or our management. Similarly, statements that describe our future plans, objectives, strategies, financial results or position, operational expectations or goals are forward-looking statements. It is possible that our expectations may not be met due to various factors, many of which are beyond our control, and we therefore cannot give any assurance that such expectations will prove to be correct. For a discussion of relevant factors, risks and uncertainties that could materially affect our future results, attention is directed to “Item 1. Business - Risk Factors” and “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2004.

About Ameristar

     Ameristar Casinos, Inc. is a leading Las Vegas-based gaming and entertainment company known for its premier properties characterized by innovative architecture,

AMERISTAR FINANCIAL RESULTS
ADD TEN

state-of-the-art casino floors and superior dining, lodging and entertainment offerings. Ameristar’s focus on the total entertainment experience and the highest quality guest service has earned it a leading market share position in each of the markets in which it operates. Founded in 1954 in Jackpot, Nevada, Ameristar has been a public company since November 1993. The company has a portfolio of seven casinos in six markets: Ameristar St. Charles (greater St. Louis); Ameristar Kansas City; Ameristar Council Bluffs (Omaha, Nebraska and southwestern Iowa); Ameristar Vicksburg (Jackson, Mississippi and Monroe, Louisiana); Mountain High in Black Hawk, Colorado (Denver metropolitan area); and Cactus Petes and the Horseshu in Jackpot, Nevada (Idaho and the Pacific Northwest).

###

Visit Ameristar Casinos’ web site at www.ameristar.com
(which shall not be deemed to be incorporated in or a part of this news release).

AMERISTAR FINANCIAL RESULTS
ADD ELEVEN

AMERISTAR CASINOS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in Thousands, Except Per Share Data)
(Unaudited)

	Three Months Ended
	March 31,
	2005	2004
REVENUES:
Casino	$242,368	$215,310
Food and beverage	30,287	29,048
Rooms	5,733	6,314
Other	5,590	5,659

	283,978	256,331
Less: Promotional allowances	43,869	41,968

Net revenues	240,109	214,363

OPERATING EXPENSES:
Casino	105,523	96,118
Food and beverage	15,757	15,336
Rooms	1,499	1,625
Other	3,792	3,174
Selling, general and administrative	46,244	38,532
Depreciation and amortization	20,818	17,332
Impairment loss on assets held for sale	193	112

Total operating expenses	193,826	172,229

Income from operations	46,283	42,134

OTHER INCOME (EXPENSE):
Interest income	119	10
Interest expense, net	(15,261)	(15,435)
Loss on early retirement of debt	—	(246)
Other	(687)	43

INCOME BEFORE INCOME TAX PROVISION	30,454	26,506
Income tax provision	11,224	10,605

NET INCOME	$19,230	$15,901

EARNINGS PER SHARE:
Basic	$0.70	$0.59

Diluted	$0.68	$0.58

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	27,617	26,805

Diluted	28,452	27,581

AMERISTAR FINANCIAL RESULTS
ADD TWELVE

AMERISTAR CASINOS, INC. AND SUBSIDIARIES
SUMMARY CONSOLIDATED FINANCIAL DATA
(Dollars in Thousands)
(Unaudited)

	Three Months
	Ended March 31,
	2005	2004
Consolidated cash flow information
Net cash provided by operating activities	$49,922	$35,079
Net cash used in investing activities	(33,566)	(21,032)
Net cash used in financing activities	(1,944)	(13,317)

Net revenues
Ameristar St. Charles	$72,644	$71,439
Ameristar Kansas City	62,523	57,603
Ameristar Council Bluffs	46,363	42,354
Ameristar Vicksburg	29,797	28,915
Jackpot Properties	14,533	14,052
Mountain High (1)	14,249	—
Corporate and other	—	—

Consolidated net revenues	$240,109	$214,363

Operating income (loss)
Ameristar St. Charles	$17,592	$19,422
Ameristar Kansas City	14,414	10,582
Ameristar Council Bluffs	13,366	12,217
Ameristar Vicksburg	9,278	8,710
Jackpot Properties	2,332	1,345
Mountain High (1)	2,274	—
Corporate and other	(12,973)	(10,142)

Consolidated operating income	$46,283	$42,134

EBITDA (2)
Ameristar St. Charles	$24,060	$25,043
Ameristar Kansas City	19,594	15,231
Ameristar Council Bluffs	16,292	14,871
Ameristar Vicksburg	12,202	11,456
Jackpot Properties	3,488	2,251
Mountain High (1)	3,645	—
Corporate and other	(12,180)	(9,386)

Consolidated EBITDA	$67,101	$59,466

AMERISTAR FINANCIAL RESULTS
ADD THIRTEEN

AMERISTAR CASINOS, INC. AND SUBSIDIARIES
SUMMARY CONSOLIDATED FINANCIAL DATA – CONTINUED
(Dollars in Thousands)
(Unaudited)

	Three Months
	Ended March 31,
	2005	2004
Operating income margins (3)
Ameristar St. Charles	24.2%	27.2%
Ameristar Kansas City	23.1%	18.4%
Ameristar Council Bluffs	28.8%	28.8%
Ameristar Vicksburg	31.1%	30.1%
Jackpot Properties	16.0%	9.6%
Mountain High (1)	16.0%	—
Consolidated operating income margin	19.3%	19.7%

EBITDA margins (2)
Ameristar St. Charles	33.1%	35.1%
Ameristar Kansas City	31.3%	26.4%
Ameristar Council Bluffs	35.1%	35.1%
Ameristar Vicksburg	40.9%	39.6%
Jackpot Properties	24.0%	16.0%
Mountain High (1)	25.6%	—
Consolidated EBITDA margin	27.9%	27.7%

(1)	We acquired Mountain High on December 21, 2004, and operating results are only included since the acquisition date.

(2)	EBITDA is earnings before interest, taxes, depreciation and amortization. EBITDA is presented solely as a supplemental disclosure because management believes that it is a widely used measure of operating performance in the gaming industry and a principal basis for the valuation of gaming companies. Our credit agreement also requires the use of EBITDA as a measure of compliance with our principal debt covenants. In addition, management uses property-level EBITDA (EBITDA before corporate expense) as the primary measure of our operating properties’ performance, including the evaluation of operating personnel. EBITDA margin is EBITDA as a percentage of net revenues. EBITDA should not be construed as an alternative to income from operations (as determined in accordance with GAAP) as an indicator of our operating performance, or as an alternative to cash flows from operating activities (as determined in accordance with GAAP) as a measure of liquidity, or as an alternative to any other measure determined in accordance with GAAP. We have significant uses of cash flows, including capital expenditures, interest payments, taxes and debt principal repayments, which are not reflected in EBITDA. It should also be noted that not all gaming companies that report EBITDA calculate EBITDA in the same manner as we do.

(3)	Operating income margin is operating income as a percentage of net revenues.

AMERISTAR FINANCIAL RESULTS
ADD FOURTEEN

RECONCILIATION OF OPERATING INCOME (LOSS) TO EBITDA
(Dollars in Thousands)
(Unaudited)

The following table sets forth a reconciliation of operating income (loss), a GAAP financial measure, to EBITDA, a non-GAAP financial measure.

	Three Months
	Ended March 31,
	2005	2004
Ameristar St. Charles:
Operating income	$17,592	$19,422
Depreciation and amortization	6,468	5,621

EBITDA	$24,060	$25,043

Ameristar Kansas City:
Operating income	$14,414	$10,582
Depreciation and amortization	5,180	4,649

EBITDA	$19,594	$15,231

Ameristar Council Bluffs:
Operating income	$13,366	$12,217
Depreciation and amortization	2,926	2,654

EBITDA	$16,292	$14,871

Ameristar Vicksburg:
Operating income	$9,278	$8,710
Depreciation and amortization	2,924	2,746

EBITDA	$12,202	$11,456

Jackpot Properties:
Operating income	$2,332	$1,345
Depreciation and amortization	1,156	906

EBITDA	$3,488	$2,251

Mountain High:
Operating income	$2,274	$—
Depreciation and amortization	1,371	—

EBITDA	$3,645	$—

Corporate and other:
Operating loss	$(12,973)	$(10,142)
Depreciation and amortization	793	756

EBITDA	$(12,180)	$(9,386)

Consolidated:
Operating income	$46,283	$42,134
Depreciation and amortization	20,818	17,332

EBITDA	$67,101	$59,466

###